EXHIBIT 99.1

Midway Gold Announces Year-End 2011 Financial Results

March 9, 2012

Denver, Colorado – Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (the “Company”) announces financial results for the fiscal year ended December 31, 2011.  These results were filed today with the United States Securities and Exchange Commission (the “SEC”) in the Company’s Annual 10-K Report, and with the relevant security regulators in Canada.

Recent Highlights

●
Feasibility Study of Pan Project, White Pine County, Nevada showed the project is robust at a range of gold prices.  The NPV accelerates from $123 million at $1,200/oz gold to $344M at $1,900/oz gold. The IRR grows from 32% to 79% using the same range. Both use a 5% discount rate and are after tax figures. Proven and Probable Mineral Reserves increased 20% over the previous estimate to 864,000 oz of gold within 48.3M tonnes at a grade of 0.56 gpt gold. (Please refer to our press release dated November 15, 2011.)  The Company continues to aggressively advance the project towards production.

●	The Spring Valley Project, Pershing County, Nevada advanced to Barrick’s development and mine site exploration groups (please refer to our press release dated December 6, 2011).
●	Drill results including 0.4 meters of 334.9 gpt gold at the Tonopah Project, Nye County, Nevada (please refer to our press release dated December 8, 2011).
●	Significant gold resource increase in NI 43-101 compliant estimate for Gold Rock Project, White Pine County, Nevada (please refer to our press release dated February 29, 2012).
●
Following the appointment of John W. Sheridan to the Company’s board of directors and audit committee as reported on February 28, 2012, the Company’s audit committee is now comprised of three independent directors.  Accordingly, the NYSE Amex informed the Company it is in  compliance with the audit committee composition requirements set forth in Section 803B(2)(a) of the NYSE Amex Company Guide.

Financial Results

All references to “$” in this release mean the Canadian dollar.  The financial information is presented in accordance with U.S. generally accepted accounting principles.

A comparison of our balance sheets at December 31, 2011 and December 31, 2010 is as follows:

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$10,191,069	$6,062,816	(1)
Mineral properties	49,563,134	49,571,061
Other assets	2,817,749	764,689

$62,571,952	$56,398,566

$5,291,319	$9,225,205
57,280,633	47,173,361
$62,571,952	$56,398,566

Notes:

(1)
The net increase in cash and cash equivalents of $4.1 million is primarily due to financing activities, including the issuance of common shares and the exercise of stock options and warrants totaling $19.8 million.  This amount was offset by operating and investing activities totaling $15.7 million.

(2)
The net decrease in liabilities is primarily relates to the warrant and the future income tax liabilities. The warrant liability decreased was due to the exercise or forfeiture of 2,650,000 warrants which had an exercise price denominated in U.S. dollars and, accordingly, were fair valued and classified as a liability at December 31, 2010 in the amount of $1,562,544.  The deferred tax liability was also reduced by the amount of $2.8 million primarily as a result of an income tax benefit realized 2011.

A comparison of the results of operations for the twelve months ended December 31, 2011 and December 31, 2010 is as follows:

	---- Twelve Months Ended December 31, ----
	2011	2010
Net loss	$(15,527,179)	$(5,826,972)
Basic and diluted loss per share	$(0.15)	$(0.07)
Weighted average number of shares outstanding	106,992,452	85,133,343

Net cash used in operating activities	(14,045,550)	(5,376,845)

Net cash used in investing activities	(1,665,648)	(609,667)

Net cash provided by financing activities	19,839,451	10,309,006

Results from Operations

Our consolidated net loss from operations for the twelve-month period ended December 31, 2011 was $15,527,179 or $0.15 per share compared to $5,826,972 or $0.07 per share for the same period in 2010.  $7,440,995 of the increase in loss was due to our increased exploration efforts.

To review Midway Gold’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including our Management Discussion and Analysis, visit any of the following websites: www.sedar.com, www.sec.gov or www.midwaygold.com.

The “Recent Highlights” section of this release has also been reviewed and approved by Mr. William S. Neal (M.Sc. and CPG), Midway’s Vice President of Geological Services and a “qualified person” as that term is defined in NI 43-101 of the Canadian Securities Administrators.

ON BEHALF OF THE BOARD

"Kenneth A. Brunk"
Kenneth A. Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the documents referenced in this press release use the terms “reserve" and  "mineral resource“, which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system.  Such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7.  Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Mineral resources are not mineral reserves and do not have demonstrated economic viability. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures.  The references to a “resource” in this press release and the documents referenced in this press release are not normally permitted under the rules of the SEC.  It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referenced in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.